EXHIBIT F-3

                 [BRODY, WILKINSON AND OBER LETTERHEAD]

                              December 8, 1999

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

     Re:  Form U-1 Application by Energy East Corporation
          File Number: 70-9545

Ladies and Gentlemen:

     We have acted as Connecticut counsel for Energy East Corporation, a New York corporation ("Energy East"), in connection with the proposed merger (the "Transaction") of Connecticut Energy Corporation, a Connecticut corporation ("Connecticut Energy"), with and into Merger Co., a Connecticut corporation and a wholly-owned subsidiary of Energy East ("Merger Co."), pursuant to the Agreement and Plan of Merger dated as of April 23, 1999, as amended (the "Merger Agreement"). This opinion is being delivered at Energy East's request in connection with Energy East's Form U-1 Application (the "Application") under the Public Utility Holding Company Act of 1935 in connection with the Transaction.

     In connection with this opinion, we have examined the Application and the exhibits thereto and the Merger Agreement, and we have examined or caused to be examined such other papers, documents and records, and have made such examination of law and have satisfied ourselves as to such other matters, as we have deemed relevant or necessary for the purpose of this opinion.

     Based upon the foregoing, and in the event the proposed
Transaction contemplated by the Application is carried out in accordance therewith and with the Merger Agreement, we are of the opinion that:

     (1) Upon the approval of the certificate of merger of Connecticut Energy with and into Merger Co. by the Secretary of the State of Connecticut, all state laws applicable to Energy East in connection with the proposed Transaction will have been complied with; and

     (2) As a result of the merger of Connecticut Energy and Energy East's wholly-owned subsidiary Merger Co., Energy East will legally acquire all of the outstanding shares of common stock of Connecticut Energy.

     The opinions expressed herein are qualified in their entirety as follows: (i) no opinions are expressed with respect to laws other than those of the State of Connecticut, and (ii) the opinions with respect to the laws of the State of Connecticut are limited to the approvals of the Transaction and the certificate of merger required to be obtained from the Connecticut Department of Public Utility Control and the Secretary of the State of Connecticut under the laws regulating gas companies in such state.


     We hereby consent to (i) the filing of this opinion as an exhibit to the Application, and (ii) the reliance by Huber
Lawrence & Abell on our opinion in paragraph (2) above with respect to matters governed by the laws of the State of Connecticut in rendering its opinion to be filed as an exhibit to the Application.

                                   Very truly yours,


                                   Brody, Wilkinson and Ober,
                                   P.C.